Exhibit 2.2

THIS AGREEMENT IS SUBJECT TO ARBITRATION
PURSUANT TO SECTION 15-48-10, ET SEQ., OF THE SOUTH
CAROLINA CODE OF LAWS (THE SOUTH CAROLINA UNIFORM
ARBITRATION ACT), AS MODIFIED HEREIN.

ASSET PURCHASE AGREEMENT

between

AMEDISYS SC, L.L.C.

“BUYER”

AND

WINYAH HEALTH CARE GROUP, LLC

WINYAH HOME HEALTH CARE-MIDLANDS, INC.

WINYAH HOME HEALTH CARE OF THE LOWCOUNTRY, LLC

WINYAH HOME HEALTH CARE OF THE GRAND STRAND, LLC

WINYAH HOME HEALTH CARE, INC.

“SELLERS”

Dated as of February 1, 2005

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS	1

1.1 Definitions	1
1.2 Singular/Plural; Gender	8

ARTICLE 2. PURCHASE AND SALE	8

2.1 Purchase and Sale	8
2.2 Payments on Closing	9
2.3 Closing Date Deliveries	11
2.4 Non-Assumption of Liabilities	12
2.5 Taxes	12
2.6 Risk of Loss	12
2.7 Allocation of Purchase Price	12

ARTICLE 3. GOVERNMENTAL APPROVALS	12

3.1 Governmental Approvals	12

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLERS	13

4.1 Organization	13
4.2 Authorization; Enforceability	13
4.3 Absence of Conflicting Agreements	13
4.4 Title to Purchased Assets; Liens and Encumbrances	14
4.5 Equipment	14
4.6 Contracts	14
4.7 Real Property	15
4.8 Leases	15
4.9 Financial Statements	16
4.10 Absence of Undisclosed Liabilities	16
4.11 No Material Adverse Change	16
4.12 No Litigation; Labor Disputes; Compliance with Law	18
4.13 Taxes	19
4.14 Insurance	19
4.15 Brokers	19
4.16 Banks; Powers of Attorney	19
4.17 Employees	19
4.18 Employee Benefit Plans	20
4.19 Environmental Compliance	21
4.20 Health Care Matters	22
4.21 Affiliated Transactions	23
4.22 Disputes with Customers and Vendors	23
4.23 Relations with Suppliers and Customers	23
4.24 Intangibles	23
4.25 Representation as to Branch Office Status of Mt. Pleasant	24
4.26 Representation as of the Closing Date	24
4.27 Disclosure	24

i

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER	24

5.1 Organization	24
5.2 Authorization; Enforceability	24
5.3 Absence of Conflicting Laws and Agreements	24
5.4 Brokers	25
5.5 Representation as of the Closing Date	25
5.6 Disclosure	25
5.7 No Litigation	25

ARTICLE 6. CERTAIN MATTERS PENDING THE CLOSING	25

6.1 Access	25
6.2 Notice of Adverse Changes	25
6.3 Operations Pending Closing	26
6.4 Consents	28
6.5 Cooperation	28
6.6 Release of Liens	28
6.7 Tax Returns and Payments	28
6.8 Public Announcement	28
6.9 Best Efforts	28

ARTICLE 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	29

7.1 Compliance with Agreement	29
7.2 Proceedings and Instruments Satisfactory	29
7.3 Representations and Warranties	29
7.4 No Material Adverse Change	29
7.5 Event of Loss	29
7.6 Deliveries at Closing	30
7.7 Other Documents	30
7.8 Possession; Instruments of Conveyance and Transfer	30
7.9 Approvals and Consents	30
7.10 Governmental Consents	30
7.11 Absence of Investigations and Proceedings	30
7.12 No Liens	30
7.13 Provider Numbers	30

ARTICLE 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS	31

8.1 Compliance with Agreement	31
8.2 Proceedings and Instruments Satisfactory	31
8.3 Representations and Warranties	31
8.4 Deliveries at Closing	31
8.5 Other Documents	31
8.6 Absence of Investigations and Proceedings	31
8.7 Governmental Consents	31
8.8 Due Diligence Not Related to the Business	32

ARTICLE 9. INDEMNIFICATION	32

9.1 Indemnification by Sellers	32

9.2 Indemnification by Buyer	33
9.3 Method of Asserting Claims	33
9.4 Setoff Rights of Buyer	34
9.5 Survival of Representations	35
9.6 Limitation on Aggregate Claims	35
9.7 Remedies	35

ARTICLE 10. FURTHER AGREEMENTS	36

10.1 Assignment or Transfer of Note and Stock	36
10.2 Employee Matters	36
10.3 Employment Agreements	37
10.4 Confidentiality	37
10.5 Maintenance of Patient Files and Records	38
10.6 Storage Facilities Leases	38

ARTICLE 11. TERMINATION, MISCELLANEOUS	38

11.1 Termination	38
11.2 Rights of Termination	39
11.3 Further Assurances	39
11.4 Survival	39
11.5 Entire Agreement; Amendment; and Waivers	39
11.6 Expenses	40
11.7 Benefit; Assignment	40
11.8 Notices	40
11.9 Counterparts; Headings	41
11.10 Severability	41
11.11 No Reliance	41
11.12 Judicial Interpretation	41
11.13 Saturdays, Sundays and Legal Holidays; Time is of the Essence	41
11.14 Governing Law	41
11.15 Arbitration	42

EXHIBITS

EXHIBIT A	Form Assumption Agreement
EXHIBIT B	Form Bill of Sale and Assignment
EXHIBIT C	Form Buyer’s Closing Certificate
EXHIBIT D	Form Buyer’s Performance Certificate
EXHIBIT E	Form Employment Agreements
EXHIBIT F	Form Assignment and Assumption of Contracts
EXHIBIT G	Form Stock Escrow Agreement
EXHIBIT H	Form Assignment and Assumption of Lease
EXHIBIT I	Form Landlord Consent and Estoppel Certificate
EXHIBIT J	Copy of Letter Agreement
EXHIBIT K	Form License Agreement
EXHIBIT L	Form Noncompetition Agreement
EXHIBIT M	Form Promissory Note
EXHIBIT N	Form Security Agreement
EXHIBIT O	Form Sellers’ Closing Certificate
EXHIBIT P	Form Sellers’ Performance Certificate
EXHIBIT Q	Form Cash Escrow Agreement

SCHEDULES

Schedule 1.1	Certificates of Need
Schedule 1.2(a)	Assigned Contracts
Schedule 1.2(b)	Contracts
Schedule 1.3	Assumed Liabilities
Schedule 1.4	Equipment
Schedule 1.5	Leases
Schedule 1.6	Licenses
Schedule 1.7	Medicare Assets
Schedule 1.8	Permitted Liens
Schedule 1.9	Real Property
Schedule 1.10	Retained Assets
Schedule 2.7	Allocation of Purchase Price
Schedule 4.1	Foreign Qualifications
Schedule 4.3	Conflicting Agreements and Laws
Schedule 4.4	Title to Purchased Assets
Schedule 4.5	Equipment Exceptions
Schedule 4.6	Contract Exceptions
Schedule 4.7	Real Property Exceptions
Schedule 4.8	Lease Exceptions
Schedule 4.9(a)	Financial Statements
Schedule 4.9(b)	Interim Financial Statements
Schedule 4.10	Undisclosed Liabilities
Schedule 4.11	Material Adverse Changes
Schedule 4.12	Litigation; Labor Disputes; Compliance with Law
Schedule 4.13	Taxes
Schedule 4.14	Insurance
Schedule 4.15	Sellers’ Brokers
Schedule 4.16	Banks; Powers of Attorney
Schedule 4.17(a)	Sellers’ Employees
Schedule 4.17(b)	Assumed Employees
Schedule 4.18	Employee Benefit Plans
Schedule 4.19	Environmental Compliance
Schedule 4.20	Health Care Matters
Schedule 4.21	Affiliated Transactions
Schedule 4.22	Disputes with Customers and Vendors
Schedule 5.3	Conflicting Laws and Agreements
Schedule 6.5	Consents
Schedule 7.9	Required Approvals and Consents
Schedule 10.6	Storage Facilities Leases

v

THIS AGREEMENT IS SUBJECT TO ARBITRATION

PURSUANT TO SECTION 15-48-10, ET SEQ., OF THE SOUTH
CAROLINA CODE OF LAWS (THE SOUTH CAROLINA UNIFORM
ARBITRATION ACT), AS MODIFIED HEREIN.

ASSET PURCHASE AGREEMENT

     THIS IS AN ASSET PURCHASE AGREEMENT (this “Agreement”), made as of this 1st day of February, 2005, by and among WINYAH HEALTH CARE GROUP, LLC, a Delaware limited liability company, WINYAH HOME HEALTH CARE-MIDLANDS, INC., a South Carolina corporation, WINYAH HOME HEALTH CARE OF THE LOWCOUNTRY, LLC, a South Carolina limited liability company, WINYAH HOME HEALTH CARE OF THE GRAND STRAND, LLC, a South Carolina limited liability company, and WINYAH HOME HEALTH CARE, INC., a South Carolina corporation (collectively, “Sellers”), and AMEDISYS SC, L.L.C., a South Carolina limited liability company (“Buyer”).

R E C I T A L S:

     A. Sellers own and operate a home health care business in various locations in South Carolina (collectively, the “Business”).

     B. Sellers are willing to sell to Buyer, and Buyer is willing to purchase from Sellers, right, title and interest in and to Sellers’ assets and properties related to the Business, on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the Recitals and the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE 1.

DEFINITIONS

     1.1 Definitions. Except as specified otherwise, when used in this Agreement and any Exhibits or Schedules, the following terms shall have these meanings:

          “Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person;

          “Agreement” shall mean this Asset Purchase Agreement, together with the Recitals, Schedules and Exhibits, each of which are incorporated into this Agreement by this reference, as the same shall be amended from time to time in accordance with the terms hereof;

          “Assigned Contracts” shall mean the Contracts which Sellers are assigning to Buyer pursuant to this Agreement, all of which are set forth on Schedule 1.2(a);

          “Assumed Employee” shall mean a Sellers’ Employee who becomes an employee of Buyer, as contemplated by Section 4.17(b);

          “Assumed Liabilities” shall mean only (i) the obligations of Sellers listed on Schedule 1.3; (ii) the obligations of Sellers for Accrued PTO associated with the Assumed Employees as of the Closing Date, as limited by the Maximum PTO Obligation, as set forth in Section 10.2 of this Agreement; and (iii) the Assigned Contracts and the Leases, in each case arising from and accruing with respect to the operation of the Business after the Closing Date;

          “Assumption Agreement” shall mean an instrument in the form of EXHIBIT “A” attached hereto;

          “Benefit Arrangement” shall mean a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors of Sellers that is not a Plan;

          “Bill of Sale and Assignment” shall mean an instrument in the form of EXHIBIT “B” attached hereto;

          “Buyer” shall mean Amedisys SC, L.L.C., a South Carolina limited liability company;

          “Buyer’s Closing Certificate” shall mean the certificate of the Secretary of Buyer in the form of EXHIBIT “C” attached hereto;

          “Buyer’s Performance Certificate” shall mean the certificate of an authorized officer of Buyer in the form of EXHIBIT “D” attached hereto;

          “Cash” shall mean all moneys of Sellers, whether in the form of cash, cash equivalents, marketable securities, short term investments or deposits in bank or other financial institution accounts of any kind;

          “Cash Escrow Agreement” shall mean the Cash Escrow Agreement in the form of EXHIBIT “Q” attached hereto;

          “Certificates of Need” shall mean those certificates of need associated with the Business and described on Schedule 1.1;

          “Closing” shall mean the consummation of the transactions contemplated by this Agreement to be conducted on the Closing Date at such time and place as may be mutually agreed by the parties, and which may be perfected by the exchange of executed signature pages via facsimile or Adobe Portable Document Format followed by delivery of the original executed signature pages via overnight mail carrier thereafter;

          “Closing Date” shall mean (i) on or before February 1, 2005, after all of the conditions set forth in Articles 7 and 8 hereof have been satisfied or waived; or (ii) such other date as the parties may mutually agree in writing. The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date;

          “Code” shall mean the Internal Revenue Code of 1986, as amended;

          “Contract Assignment” shall mean the Assignment and Assumption of Contracts, in the form of EXHIBIT “F” attached hereto;

          “Contracts” shall mean those agreements entered into by Sellers (other than those included in the Retained Assets and other than the Leases) under which Sellers conduct the Business and which are listed on Schedule 1.2(b);

          “Customer Lists” shall mean all lists, documents, written information and computer tapes and programs and other computer readable media used by or in the possession of Sellers concerning past, present and potential purchasers of services from the Business;

          “Employee Benefit Plans” shall mean any Plan or Benefit Arrangement in which any current, former or retired employee of Sellers participates;

          “Employment Agreements” shall mean the Employment Agreements of Gary Cooper and Roddy Urquhart in the form of EXHIBIT “E-1” and “E-2” attached hereto;

          “Environmental Laws” shall mean the rules and regulations of the Environmental Protection Agency and all applicable rules and regulations of federal, state and local laws, including statutes, regulations, ordinances, codes, and rules, as amended, relating to the discharge of air pollutants, water pollutants or process waste water or Hazardous Materials or toxic substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, each as amended, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now in effect;

          “Equipment” shall mean the machinery, equipment, furniture, fixtures, furnishings, toolings, leasehold improvements, parts, vehicles and other items of tangible personal property which are listed on Schedule 1.4;

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

          “Event of Loss” shall mean any loss, taking, condemnation, damage or destruction of or to any of the Purchased Assets;

          “Financial Statements” shall mean the unaudited financial statements of Sellers described in Section 4.9(a);

          “Hazardous Materials” shall mean any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including, without limitation, substances defined as “hazardous wastes,” “hazardous substances,”

“toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. “Hazardous Materials” includes, but is not limited to, polychlorinated biphenyls (PCB’s), asbestos, lead-based paints, infectious wastes, radioactive materials and wastes and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof);

          “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended;

          “Interim Financial Statements” shall mean the financial statements of Sellers described in Section 4.9(b);

          “Knowledge of Sellers” shall mean the actual knowledge of Gary Cooper or such knowledge he should have based upon a reasonable investigation of Sellers and the Business;

          “Leases” shall mean those leases of Real Property listed on Schedule 1.5;

          “Lease Assignment” shall mean the Assignment and Assumption of Lease in the form of EXHIBIT “H” attached hereto;

          “Lease Estoppel Letters” shall mean letters from Persons who have leased Real Property to Sellers in the form of EXHIBIT “I” attached hereto or in such other form as is acceptable to Buyer’s lenders;

          “Letter Agreement” shall mean that certain letter of intent between Sellers and Buyer’s affiliates, as amended, a copy of which is attached hereto as EXHIBIT “J”;

          “License Agreement” shall mean the Agreement entered into between Sellers and Buyer which allows Buyer to utilize the “Winyah” trade name for a period of two (2) years after Closing, in the form of EXHIBIT “K” attached hereto;

          “Licenses” shall mean those licenses, permits, orders, approvals, accreditations and authorizations issued by any governmental authority which are used by the Business, including the Certificates of Need, true copies of which are attached to Schedule 1.6;

          “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any of the Purchased Assets, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any of the Purchased Assets under the Uniform Commercial Code of the State of South Carolina or comparable law of any jurisdiction;

          “Medicare Assets” shall mean all Medicare, Medicaid and other governmental program provider agreements and related provider numbers, supporting documentation, related correspondence, and all rights of Sellers with respect to the Business to receive income in connection therewith, as set forth on Schedule 1.7;

          “Noncompetition Agreement” shall mean the Noncompetition Agreement between Sellers and Buyer in the form of EXHIBIT “L” attached hereto;

          “Note” shall mean the Promissory Note to be executed by Buyer’s parent corporation, Amedisys, Inc., a Delaware corporation, in favor of Winyah Health Care Group, LLC, for a portion of the Purchase Price in the form of EXHIBIT “M” attached hereto;

          “Patient Medical Records” shall mean all medical files and records of patients of the Business located on the Real Property.

          “Permitted Liens” shall mean the following Liens: (i) Liens existing on the Closing Date to remain on the Purchased Assets after the Closing as listed on Schedule 1.8; (ii) Liens for Taxes, assessments or other governmental charges or levies not yet due; (iii) statutory Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business of Sellers consistent with past practices for amounts not yet due; (iv) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business of Sellers consistent with past practices in connection with worker’s compensation, unemployment insurance or other types of social security; (v) with respect to interests in real property, minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of such real property or interfering with the ordinary conduct of the Business; and (vi) Liens created by or through Buyer or any of its Affiliates;

          “Person” shall mean any natural person, general or limited partnership, corporation, association, limited liability company or other entity;

          “Plan” shall mean any plan, program or arrangement, whether or not written, that is or was: (a) an “employee benefit plan” as such term is defined in Section 3(3) of ERISA (i) which was or is established or maintained by Sellers, (ii) to which Sellers contributed or were obligated to contribute or to fund or provide benefits, or (iii) which provides or promises benefits to any person who performs or who has performed services for Sellers and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder; (b) an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that satisfies, or is intended by Sellers to satisfy, the requirements for tax qualification described in Section 401 of the Code; (c) a “multi-employer plan” as such term is defined in Section 3(37) of ERISA; or (d) an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA;

          “Purchase Price” shall mean that amount set forth in Section 2.2 hereof;

          “Purchased Assets” shall mean (i) the Assigned Contracts; (ii) the Customer Lists; (iii) the Equipment; (iv) the leasehold interests created by the Leases; (v) the Licenses (to the extent transferable); (vi) the Medicare Assets (to the extent transferable); (vii) the Records; (viii) all inventory (if any) owned by Sellers and used by Sellers in the operation of the Business; (ix) all telephone numbers and listings used by Sellers in the operation of the Business, if transferable; (x) goodwill and going concern value associated with the Business; (xi) the License Agreement (xii) and the Patient Medical Records;

          “Real Property” shall mean with respect to the Business, Sellers’, or Sellers’ affiliates’, leasehold interest in the real property as more particularly described on Schedule 1.9 and all buildings, improvements and fixtures thereon, together with all rights of way, easements, strips and gores, privileges and appurtenances pertaining thereto, including any right, title and interest of Sellers in and to any street adjoining any portion of the Real Property;

          “Records” shall mean with respect to the Business, to the extent permitted under applicable law or regulation, including but not limited to HIPAA, all existing data, data bases, books, records, correspondence, business plans and projections, records of sales, vendor records, lists, marketing and advertising files and materials, administrative and other files, papers, and copies of historical personnel payroll and personnel medical records, if any, of each of the Assumed Employees in the possession of Sellers, including, without limitation, employment applications, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by Sellers; all reported medical claims made for each Assumed Employee; all manuals and printed instructions of Sellers relating to the Purchased Assets and to the operation of the Business; and copies (electronic or otherwise) of all confidential and nonconfidential, personally identifiable or aggregated, patient data, records and other such information used in, or connection with, the Business solely for patients on service as of the Closing Date, it being expressly understood and agreed that all such records for patients not on service as of the Closing Date shall be deemed Retained Assets;

          “Retained Assets” shall mean those assets of Sellers which are not to be sold and transferred to Buyer pursuant to this Agreement, to include the following: (a) any Cash, including, but not limited to, cash on hand, cash in Sellers’ depositary accounts, and any loan proceeds pursuant to agreements between Sellers and Sellers’ bank(s); (b) Sellers’ minute book and stock records and other organizational documents of Sellers; (c) any and all claims of Sellers with respect to transactions prior to the Closing Date including, without limitation, claims for Tax refunds and refunds of License fees and deposits of all kinds, except to the extent that such claims relate to Assumed Liabilities or the Purchased Assets; (d) all contracts of insurance entered into by Sellers; (e) rights under any agreement or Lease not listed on Schedule 1.2(a) or Schedule 1.5; (f) all assets related to the Employee Benefit Plans; (g) all of Sellers’ accounts receivable and all other indebtedness owing to Sellers; (h) any payables from any Affiliate of Sellers; (i) Sellers’ tax identification number(s); (j) cost report receivables (if applicable); (k) any automobiles leased or owned by Sellers; (l) those other assets, if any, specifically described on Schedule 1.10; and (m) any other asset or right of Sellers that is not a Purchased Asset;

          “Retained Liabilities” shall mean all obligations and liabilities of Sellers, whether now existing or previously or hereafter incurred, other than the Assumed Liabilities, which Retained Liabilities shall include, but not be limited to: (a) all Taxes that result from or have accrued in connection with the operation of the Business prior to the Closing Date; (b) all liabilities and obligations accruing with respect to the operation of the Business prior to the Closing; (c) all liabilities related to the Employee Benefit Plans; (d) all claims by any federal and/or state governmental agency for excess payments to Sellers under Medicare, Medicaid or similar government reimbursement programs for services or goods provided to Sellers prior to the Closing Date, including, but not limited to, Medicare or Medicaid audits, cost report liabilities, partial episode payment (“PEP”) recoupment and/or any other retroactive take-back liability related to the provision of care by Sellers prior to the Closing; (e) all liabilities and obligations of Sellers under any Contracts and Leases transferred to Buyer in accordance with this Agreement, to the extent that such liabilities and obligations relate to any period or have accrued prior to the Closing; and (f) all liabilities and obligations of Sellers pursuant to the terms of this Agreement and any other agreement entered into in connection herewith;

          “Schedules” shall mean those schedules referred to in this Agreement which have been delivered concurrently with the execution of this Agreement, and which are hereby incorporated herein and made a part hereof;

          “Security Agreement” shall mean the Security Agreement in the form of EXHIBIT “N” attached hereto;

          “Sellers” shall mean WINYAH HEALTH CARE GROUP, LLC, a Delaware limited liability company, WINYAH HOME HEALTH CARE-MIDLANDS, INC., a South Carolina corporation, WINYAH HOME HEALTH CARE OF THE LOWCOUNTRY, LLC, a South Carolina limited liability company, WINYAH HOME HEALTH CARE OF THE GRAND STRAND, LLC, a South Carolina limited liability company, and WINYAH HOME HEALTH CARE, INC., a South Carolina corporation;

          “Sellers’ Closing Certificate” shall mean the certificate of each Seller in the form of EXHIBIT “O” attached hereto;

          “Sellers’ Employee” shall mean an employee of any Seller performing services related to the Business immediately prior to the Closing;

          “Sellers’ Performance Certificate” shall mean the certificate of an authorized officer of each Seller in the form of EXHIBIT “P” attached hereto;

          “Stock Escrow Agreement” shall mean the Stock Escrow Agreement in the form of EXHIBIT “G” attached hereto;

          “Subsidiary” shall mean, with respect to Sellers or any other Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which Sellers or such other Person, as the case may be (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity or membership interests the holders of which are generally entitled to more than fifty percent (50%) of the vote for the election of the board of directors or other governing body of such corporation, limited liability company or other legal entity; and

          “Tax” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     1.2 Singular/Plural; Gender. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

ARTICLE 2.

PURCHASE AND SALE

     2.1 Purchase and Sale. At the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, Sellers shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase all of Sellers’ right, title and interest, legal and equitable, in and to the Purchased Assets. Sellers shall not transfer, convey or assign to Buyer, but shall retain, all of their right, title and interest in and to the Retained Assets at the following site locations:

Winyah Home Health Care Midlands, Inc.
172 McSwain Blvd., Suite B-1
West Columbia, SC 29169

2521 Evans Street Newberry, SC 29108

1704 Village Park Drive Orangeburg, SC 29118

2555 Lindo Court, Suite B Sumter, SC 29142

101 Ridge Medical Plaza Edgefield, SC 29824

Winyah Home Health Care of the Lowcountry, LLC
7301 Rivers Ave., Suite 100
North Charleston, SC 29406

402 Robertson Blvd. Walterboro, SC 29488

21 Cardinal Road Hilton Head, SC 29926

950 Houston Northcutt Blvd., Suite 105 Mt. Pleasant, SC 29464

Winyah Home Health Care of the Grand Strand, LLC
1551 21st Ave. North, Suite 13
Myrtle Beach, SC 29572

Winyah Home Health Care, Inc.
1105 Church Street
Georgetown, SC 29440

127 East Mill Road Kingstree, SC 29556

     2.2 Payments.

          (a) At Closing. At the Closing, Buyer shall pay to Sellers the following amounts (collectively, the “Purchase Price”):

(1)	Twelve Million Seven Hundred Sixty Thousand and No/100 ($12,760,000.00) Dollars, by wire transfer of immediately available U.S. funds to such account as shall be designated by Sellers to Buyer;

(2)	One Hundred and Forty Thousand and No/100 ($140,000) Dollars, to be retained in escrow by Buyer and distributed pursuant to the Accured PTO Reconciliation, as set forth in Section 2.2(b)(4) of this Agreement;

(3)	One Hundred Thousand and No/100 ($100,000) Dollars, by wire transfer of immediately available US funds, to be placed and held in escrow pursuant to the terms of the Cash Escrow Agreement;

(4)	Two Million and No/100 ($2,000,000.00) Dollars in the form of the Note and Security Agreement; and

(5)	Restricted stock of Buyer’s parent corporation, Amedisys, Inc., a Delaware corporation (the “Stock”) with a value of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), such value determined by the average closing price of the Stock for the thirty (30) days preceding the Closing Date, to be placed and held in escrow pursuant to the terms of the Stock Escrow Agreement.

          (b) After Closing.

(1)	Episodic Medicare Billings. Buyer and Sellers each acknowledge and agree that, as to episodes of Medicare home health care services of the Business in progress as of the Closing Date and continuing following the Closing Date (“Straddle Episodes”), any billing or claims submissions to occur after the Closing Date will be performed by Buyer. The revenue from each such Straddle

Episode will be divided pro rata based on the total number of visits per episode, between Buyer and Sellers. (For the purpose of this paragraph, visits made before the Closing Date shall be credited to the Sellers and visits made after the Closing Date shall be credited to the Buyer.) Within thirty (30) days after receipt of payment by Sellers with respect to any Straddle Episode, Sellers shall pay to Buyer the Straddle Episode Payment, as defined below. “Straddle Episode Payment” shall mean an amount, for each Straddle Episode, equal to the Medicare payment for said episode, divided by the total number of visits made by Sellers and Buyer in said episode, multiplied by the number of visits provided by Buyer in said Straddle Episode. For example, if on the day prior to the Closing, a patient has been on service with Seller for five visits, and Buyer, after the Closing Date, provides fifteen visits, and said episode has a payment of Two Thousand Dollars ($2,000.00), Sellers shall pay Buyer One Thousand, Five Hundred Dollars ($1,500) for said Straddle Episode (2,000 ÷ 20 × 15). Sellers shall be entitled to the full Medicare payment for all Straddle Episodes, whether said payment is made to Sellers or Buyer by Medicare.

(2)	Other Billings. Sellers are responsible for the billing and collection of pre-Closing services and revenue earned through Medicaid, Managed Care, Private Insurance, Self-Pay, and Private Pay, and all costs associated therewith. Buyer is responsible for the billing and collection of post-Closing services and revenue earned through Medicaid, Managed Care, Private Insurance, Self-Pay, and Private Pay, and all costs associated therewith.

(3)	Misdirected Payments; Cooperation. Sellers and Buyer hereby agree to conduct a monthly reconciliation (the “Monthly Reconciliation”), to occur on the last day of each calendar month after the Closing Date for a period of twelve (12) months, of the following amounts: (i) any amounts received by either party from patients or third-party payors that relate to services rendered by the other party, (ii) any amounts received by Buyer from the Medicare program for reimbursement associated with the operations of Sellers’ Business relating to services performed during periods prior to Closing, and (iii) any amounts received by Seller from the Medicare program for reimbursement associated with the operations of Sellers’ Business relating to services performed during periods subsequent to Closing. Sellers shall, within thirty (30) days after each Monthly Reconciliation, remit to Buyer any and all amounts due to Buyer as a result of such Monthly Reconciliation. Buyer shall, within thirty (30) days after each Monthly Reconciliation, remit to Sellers any and all amounts due to Sellers as a result of such Monthly Reconciliation. Each party agrees to provide access to such books and records as the other party may reasonably request in connection with the Monthly Reconciliation.

(4)	Accrued PTO Reconciliation. As set forth in Section 10.2 of this Agreement, at Closing, Buyer shall assume Sellers’ obligations for Accrued PTO (as defined in Section 10.2 hereof) as of the Closing Date, up to the Maximum PTO Obligation (as defined in Section 10.2 hereof). In concert therewith, as set forth in Section 2.2 above, Buyer shall retain in escrow $140,000.00 of the Purchase Price at Closing. On the first date after the Closing that the actual amount of the Accrued PTO obligation as of the Closing Date (the “Actual PTO Obligation”) is readily ascertainable to the satisfaction of both Buyer and Sellers, the parties shall reconcile the actual Accrued PTO obligation amount with the Maximum PTO Obligation (the “Accrued PTO Reconciliation”). In the event the Accrued PTO Reconciliation provides that the Actual PTO Obligation is greater than the Maximum PTO Obligation, Buyer be entitled to the $140,000.00 of retained Purchase Price and Sellers’ shall pay to Buyer an amount equal to the excess of the Actual PTO Obligation over the Maximum PTO Obligation. In the event the Accrued PTO Reconciliation provides that the Actual PTO Obligation is less than the Maximum PTO Obligation, Buyer shall pay to Sellers’ that portion of the $140,000.00 of retained Purchase Price that is equal to the excess of the Maximum PTO Obligation over the Actual PTO Obligation. Any payments due to Sellers or Buyer as a result of the Accrued PTO Reconciliation shall be made within thirty (30) days after the date of the Accrued PTO Reconciliation. For example, if the Accrued PTO Obligation provides that the Actual PTO Obligation is $150,000.00, Buyer shall retain the entire $140,000.00 of retained Purchase Price and Sellers shall pay $10,000 to Buyer within 30 days after the Accrued PTO Reconciliation. On the other hand if the Accrued PTO Reconciliation provides that the Actual PTO Obligation is $100,000.00, Buyer shall retain $100,000.00 of the $140,000.00 retained Purchase Price and shall pay the remaining $40,000 to Sellers within 30 days of the Accrued PTO Reconciliation.

     2.3 Closing Date Deliveries. At the Closing on the Closing Date:

          (a) By Sellers. Sellers shall deliver, or cause to be delivered, to Buyer, properly executed and dated as of the Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) the Contract Assignment; (iv) the Lease Assignments; (v) the Lease Estoppel Letters; (vi) Sellers’ Closing Certificate; (vii) Sellers’ Performance Certificate; (viii) the Stock and Cash Escrow Agreements; (ix) the Noncompete Agreement; (x) the License Agreement (xi) the Employment Agreements; and (xii) such other documents as provided in Article 7 hereof or as Buyer shall reasonably request.

          (b) By Buyer. In addition to the payments described in Section 2.2, Buyer shall deliver, or cause to be delivered, to Sellers, properly executed and dated as of the Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) Buyer’s Closing Certificate; (iv) Buyer’s Performance Certificate; (v) the Contract Assignment; (vi) the Lease Assignments; (vii) the Stock and Cash Escrow Agreements; (viii) the Noncompete Agreement; (ix) the License Agreement; (x) the Note; (xi) the Security Agreement (xii) the Employment Agreements; and (xiii) such other documents as provided in Article 8 hereof or as Sellers shall reasonably request.

     2.4 Non-Assumption of Liabilities. Buyer does not and shall not assume or become obligated to pay any debt, obligation or liability of any kind or nature of Sellers or the Business, whether or not incurred or accrued in connection with the operation of the Business, except the Assumed Liabilities or such other charges as are specifically allocated to Buyer elsewhere in this Agreement. Without limiting the foregoing, Buyer is not assuming: (i) any expenses, liabilities, or obligations of Sellers arising out of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby which are unpaid at the Closing (nor may Sellers pay any such expenses out of the Assets); (ii) any liabilities or obligations of Sellers relating to federal, state, or local income Taxes for the period through the Closing or other taxes attributable to the transactions contemplated hereby or the conduct of Sellers’ Business; (iii) any obligation of Sellers to pay a fee to any agent, broker, finder, or attorney relating to this transaction; or (iv) any liabilities that may accrue to Sellers as a result of any present or future Medicare and/or Medicaid audit and/or cost report liability and/or PEP recoupment liability and/or any other retroactive take-back liability related to the provision of care by Sellers prior to and up to the Closing, and/or any liabilities that may accrue to Sellers as a result of the provision of care or services provided by Sellers prior to the Closing Date.

     2.5 Taxes. All federal, state, local and other transfer, sales and use Taxes applicable to, imposed upon or arising out of the transfer to Buyer of the Purchased Assets as contemplated by this Agreement shall be paid by Sellers.

     2.6 Risk of Loss. The risk of all Events of Loss prior to the Closing shall be upon Sellers and the risk of all Events of Loss at or subsequent to the Closing shall be upon Buyer.

     2.7 Allocation of Purchase Price. The Purchase Price will be allocated among the Purchased Assets pursuant to Schedule 2.7. Buyer and Sellers each agree to file all Tax returns and other reports in a manner consistent with such allocation.

ARTICLE 3.

GOVERNMENTAL APPROVALS

     3.1 Governmental Approvals. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate governmental authorities any other requests for approvals or waivers that are required from other governmental authorities in connection with the Closing, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approvals or waivers and all proceedings necessary to secure such approvals and waivers.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each of Sellers individually represents and warrants to Buyer as follows; provided, however, that any representations and/or warranties of Sellers made hereunder relate only to the Business and expressly are not being made with regard to any of Sellers’ operations not related to the Business:

     4.1 Organization. Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of South Carolina. Each Seller has the power to own, lease and operate its respective Purchased Assets and to conduct its respective Business as it is now being conducted. Each Seller is duly qualified and licensed and in good standing in each jurisdiction set forth on Schedule 4.1. Copies of the certificate or articles of incorporation or organization of Sellers and all amendments thereto, and the bylaws or operating agreements of Sellers as amended and currently in force, have been delivered to Buyer, and are true, complete and correct as of the date hereof.

     4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments delivered in connection herewith by each Seller are within the corporate or limited liability company power of each Seller. The execution, delivery and performance by Sellers of this Agreement and the agreements and documents contemplated hereby to which Sellers are a party have been duly and validly authorized and approved by all necessary action on the part of Sellers. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by each Seller, the valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

     4.3 Absence of Conflicting Agreements. Except as set forth on Schedule 4.3, or as specifically disclosed on any other Schedule attached hereto, neither the execution, delivery or performance of this Agreement by each Seller in accordance with its terms does or will, after the giving of notice, or the lapse of time or both, or otherwise:

          (a) conflict with, result in a breach of, or constitute a default under the certificate/articles of incorporation or organization, bylaws, operating agreement or similar governing document of any Seller, or any federal, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process or any material contract, agreement, arrangement, commitment or plan to which any Seller is a party or by which such Person or the Purchased Assets is bound;

          (b) result in the creation of any Lien upon any of the Purchased Assets;

          (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform, any material contract, agreement, arrangement, commitment or plan to which a Seller is a party;

          (d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any material contract, agreement, arrangement, commitment or plan to which a Seller is a party;

          (e) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority; or

          (f) require the consent of any Person under any material agreement, arrangement, or commitment of any nature.

     4.4 Title to Purchased Assets; Liens and Encumbrances. Except as set forth on Schedule 4.4, each Seller owns good and marketable title to or has valid and enforceable license or leasehold interests in all of the Purchased Assets (other than the Real Property, as to which Section 4.7 shall apply) free and clear of any and all Liens except for Permitted Liens. Except as set forth on Schedule 4.4, none of the Purchased Assets is used in any business of Sellers or their Affiliates other than the Business. There are no copyrights, trademarks or patents owned, licensed or used by Sellers in connection with the Business that are material to the Business other than the name “Winyah.”

     4.5 Equipment. Except as set forth on Schedule 4.5:

          (a) each of the material items of Equipment currently used in the Business is in good condition and repair, ordinary wear and tear excepted, and none is in need of maintenance or repair except for ordinary routine maintenance and repairs the cost of which would not vary materially from past history;

          (b) the Equipment includes all material items of tangible personal property currently utilized by Sellers in the Business; and

          (c) the list of Equipment on Schedule 1.4 is a true and correct list of all items of tangible personal property having a book value in excess of Two Thousand Five Hundred and No/100 ($2,500.00) Dollars, necessary for or used in the operation of the Business in the manner in which the Business has been and is now operated.

     4.6 Contracts. Except as set forth on Schedule 4.6:

          (a) Schedule 1.2(b) lists all Contracts except for Contracts which are cancelable by a Seller or its assignee without breach or penalty on not more than sixty (60) days’ notice and which involve average annual payments or receipts by a Seller of less than Ten Thousand and No/100 ($10,000.00) Dollars in the case of any single Contract and Twenty-Five Thousand and No/100 ($25,000.00) Dollars in the aggregate;

          (b) each Seller has performed each material term, covenant and condition of each of the Contracts required to be listed on Schedule 1.2(b), and no default on the part of a Seller or, to the Knowledge of Sellers, any other party thereto, or any event which with the passing of time or giving of notice would constitute a default on the part of a Seller or, to the Knowledge of Sellers, any other party thereto, exists under any of the Contracts required to be listed on Schedule 1.2(b);

          (c) each of the Contracts required to be listed on Schedule 1.2(b) is in full force and effect and constitutes the legal and binding obligation of each Seller which is a party thereto and, to the Knowledge of Sellers, the other parties thereto in accordance with its terms;

          (d) there exists no actual or, to the Knowledge of Sellers, threatened termination, cancellation or limitation of, or any amendment, modification or change to any Contract which would have a material adverse effect on the business or condition, financial or otherwise, of the Business, including, without limitation: (i) the business relationship of any Seller with any supplier, customer, or managed care organization or insurer; (ii) the requirements of any customer, supplier or managed care organization; or (iii) the business relationship of any Seller with any customer, patient or managed care organization;

          (e) consummation of the transactions contemplated hereby will not require the consent, approval or authorization of third parties under any Contract; and

          (f) Sellers have furnished true and complete copies of all Contracts listed on Schedule 1.2(b), including all amendments, modifications and supplements thereto.

     4.7 Real Property. Except as set forth on Schedule 4.7:

          (a) Sellers do not own any Real Property used in the Business;

          (b) there are no parties in possession of any portion of the Real Property other than Sellers, or Sellers’ affiliates, whether as lessees, tenants at will, trespassers or otherwise;

          (c) the Real Property and the present use thereof does not violate any zoning, building, land-use or other federal, state or municipal law, ordinance, regulation or restriction applicable to the Real Property and, except for such violations which would not have a material adverse affect on the operation of the Business and the current use of the Real Property and all parts thereof as aforesaid, does not violate any restrictive covenants affecting the Real Property;

          (d) there is no law, ordinance, order, regulation or requirement now in existence, including, without limitation, any Environmental Law which would require any expenditure to modify or improve any of the Real Property in order to bring it into substantial compliance therewith; and

          (e) there are no material structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the buildings located on the Real Property and the roofs of the buildings located on the Real Property are free from leaks and in good condition.

     4.8 Leases. Except as set forth on Schedule 4.8 with respect to the Business:

          (a) the Leases described on Schedule 1.5 constitute all of the lease agreements between any Seller and third parties with respect to the Business;

          (b) each Seller, or Sellers’ affiliate, as applicable, has performed each material term, covenant and condition of each of the Leases which is required to be performed by it at or before the date hereof, and no default on the part of a Seller or, to the Knowledge of Sellers, any other party thereto, or event which with the passing of time or giving of notice or both would constitute a default on the part of Sellers or, to the Knowledge of Sellers, any other party thereto, exists under any Lease;

          (c) each of the Leases is in full force and effect and constitutes the legal and binding obligation of a Seller, or Sellers’ affiliate, as applicable, and, to the Knowledge of Sellers, each other party thereto in accordance with its terms;

          (d) Sellers have furnished true and complete copies of the Leases to Buyer, including any and all amendments thereto;

          (e) consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any third party under any Lease; and

          (f) there are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease which are owed by a Seller, or Sellers’ affiliates.

     4.9 Financial Statements.

          (a) Attached as Schedule 4.9(a) are true and complete copies of the unaudited balance sheets of Sellers as of December 31, 2003 and 2004, and the related statements of operations and accumulated deficit and statement of cash flows, for the fiscal years then ended (the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period covered thereby and present fairly in all material respects the financial condition of Sellers as of the date indicated and the results of its operations and changes in cash flow for the periods then ended; and

          (b) Attached as Schedule 4.9(b) are true and complete copies of the unaudited consolidated balance sheets of Sellers as of December 31, 2004, and the related operating statements for the period then ended (the “Interim Financial Statements”). The Interim Financial Statements have been prepared on a basis consistent with past practices and present fairly in all material respects the financial condition of Sellers as of the date indicated and the results of its operations for the period then ended; subject, however, to year-end adjustments which, in the aggregate, will not be materially adverse and provided, that the Interim Financial Statements do not contain footnotes and lack other presentation items.

     4.10 Absence of Undisclosed Liabilities. With respect to the Business, no Seller has any debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, including, without limitation, any liability or obligation on account of Taxes or any governmental charges or penalty, interest or fines, except: (i) those liabilities reflected in the Financial Statements and Interim Financial Statements; (ii) liabilities disclosed on Schedule 4.10 or described with reasonable particularity in any other Schedule hereto; (iii) liabilities incurred in the ordinary course of business (other than contingent liabilities) since December 31, 2004; and (iv) liabilities incurred in connection with the transactions provided for in this Agreement.

     4.11 No Material Adverse Change. Except as set forth on Schedule 4.11 or as otherwise contemplated under this Agreement, since December 31, 2004, when considered either individually or in the aggregate, there has been no:

          (a) material adverse change in the current assets, liabilities, or results of operations of the Business;

          (b) default under any indebtedness of any Seller or any event which, with the lapse of time or the giving of notice or both, would constitute such a default;

          (c) damage, destruction or loss, whether or not covered by insurance, adversely affecting the business or properties or Purchased Assets of the Business;

          (d) increase in compensation payable or to become payable to any of the employees of a Seller with respect to the Business or in any bonus payment or arrangement made with any such Person, or any material change in personnel policies or benefits except in the ordinary course of business;

          (e) contract, commitment or transaction entered into or consummated by any Seller with respect to the Business except in the ordinary course of business;

          (f) amendment or termination of any Contract, Lease or License to which a Seller is a party with respect to the Business, except in the ordinary course of business;

          (g) extraordinary loss (whether or not covered by insurance) or waiver by a Seller with respect to the Business of any material rights of value, either individually or in the aggregate;

          (h) sale, assignment, lease, mortgage, pledge, or encumbrance or other transfer or disposition of any of the Purchased Assets, except in the ordinary course of business or in connection with the acquisition of similar property or assets in the ordinary course of business;

          (i) commitment to or liability to any labor organization which represents, or proposes to represent, employees of a Seller with respect to the Business, or any labor union organizing activity, any actual or threatened employee strikes, work stoppages or lockouts or any material change in any Seller’s relations with its employees, agents, patients, managed care organizations, customers or suppliers or receipt of any complaint or other notice by any of its employees or by any Federal, state or local government regulator or agency with respect to any alleged violation of any policies or any laws or regulations governing labor standards, including, but not limited to, wages, safety standards, discrimination of any nature or sexual harassment;

          (j) lowering of the rates or prices charged by a Seller with respect to the Business in a manner not consistent with past practices or reflective of current market conditions;

          (k) notice from any material customer or vendor as to its intention not to conduct business with a Seller with respect to the Business;

          (l) write-down of the value of any Purchased Assets or write off as uncollectible any accounts receivable except in the ordinary course of business, none of which individually or in the aggregate is material;

          (m) change in a Seller’s accounting principles, methods, practices or policies with respect to the Business, including, without limitation, any change in depreciation or amortization policies or rates;

          (n) by any Seller, failure to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice, or purchase commitment of a material amount in excess of the normal, ordinary and usual requirements of its business or at any price materially in excess of the then current market price available to a Seller with respect to the Business, or any material change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice;

          (o) litigation, action or proceeding before any governmental entity relating to the Business;

          (p) agreement by a Seller to any of the foregoing; or

          (q) other event or condition of any character that has resulted or might reasonably be expected to result in a material adverse effect on the Business.

     4.12 No Litigation; Labor Disputes; Compliance with Law. Except as set forth on Schedule 4.12:

          (a) there is no claim, charge, arbitration, action, decree, judgment, order, investigation or litigation at law or in equity, no arbitration proceeding, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority, or pending, to the Knowledge of Sellers, to which a Seller is a party or otherwise relating to the Business or the Purchased Assets;

          (b) no Seller is subject to or bound by any labor agreement or collective bargaining agreement and there is no labor dispute, grievance, controversy, strike or request for union representation pending, to the Knowledge of Sellers, against Seller and, to the Knowledge of Sellers, there has been no occurrence of any event which would give rise to any such labor dispute, controversy, strike or request for representation; none of Sellers, within the last three (3) years, has experienced any organized slowdown, work interruption, strike or work stoppage by employees of Sellers with respect to the Business;

          (c) Sellers own and operate, and have owned and operated, the Business and the Purchased Assets and carry on and conduct, and have carried on and conducted, the Business in compliance with all federal, foreign, state and local laws, statutes, ordinances, rules and regulations, and all court or administrative orders or processes, including, but not limited to, Occupational Safety and Health Administration, Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board and Environmental Protection Agency, and federal and state health care fraud and abuse laws, a violation of which may reasonably be expected to have a material adverse effect on the Business, and Sellers comply with all applicable statutes, rules and regulations pertaining to government health care programs and equal employment opportunity, including, without limitation, those of the EEOC; and

          (d) Sellers possess all Licenses material to the operation of the Business as presently conducted and are in material compliance with all applicable laws, regulations and orders issued by any governmental entity.

     4.13 Taxes. Except as set forth on Schedule 4.13:

          (a) Sellers have duly and timely filed all required federal, state and local Tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due, and any and all amounts shown on such returns and reports to be due and payable have been paid in full except as may be contested in good faith. All of such Tax returns, reports and estimates are true and complete in all respects. Sellers have withheld all Tax required to be withheld under applicable law and regulations (including, but not limited to, Tax required to be withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, partner, stockholder or other third party), and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Sellers; and

          (b) There are no Tax deficiencies (including penalties and interest) or claims of any kind assessed against or relating to Sellers or the Purchased Assets with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in Liens or claims on any of the Purchased Assets or on Buyer’s title or use of the Purchased Assets or that would result in any claim against, or liability or obligation of, Buyer;

     4.14 Insurance. Schedule 4.14 is a true and complete list of all liability and casualty insurance and errors and omissions insurance policies insuring the business, properties and assets of Sellers with respect to the Business. All of such policies are in full force and effect and are for such coverage and Sellers are not in default with respect to such insurance policies.

     4.15 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets was induced or procured through any Person other than the Persons listed on Schedule 4.15 acting on behalf of, working for or representing Sellers as broker, finder, investment banker, financial advisor or in any similar capacity.

     4.16 Banks; Powers of Attorney. Schedule 4.16 lists the names of each bank in which Sellers with respect to the Business have an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons holding powers of attorney from Sellers, and a summary statement of the terms thereof.

     4.17 Employees.

          (a) Current Employees. Schedule 4.17(a) is a true and complete list of all employees of Sellers as of the Closing Date with respect to the Business, which list identifies the name and position of such employees, and the following compensation information as of January 31, 2005: (i) annual base salary, (ii) annual bonus, (iii) commissions, (iv) perquisites, (v) severance, and (vi) all other items of compensation. Except as set forth on Schedule 4.17(a) hereto, or as specifically disclosed on any other Schedule attached hereto, there are no employment agreements, consulting agreements or independent contractor agreements to which a Seller is a party with respect to the Business that are not terminable at will. The consummation of the transactions contemplated under this Agreement will not cause Buyer or Sellers to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any Person or entity. Schedule 4.17(a) includes all employees of Sellers with respect to the Business who are on unpaid leave pursuant to the Family and Medical Leave Act of 1993. Complete and correct copies of all material written agreements with or concerning employees, including, without limitation, all employment policies and amendments and supplements thereto, have previously been delivered to Buyer, and a list of all such agreements and policies is set forth on Schedule 4.17(a). Except as set forth on Schedule 4.17(a), none of Sellers’ employees with respect to the Business has, to the Knowledge of Sellers, indicated a desire or intention to terminate his or her employment other than at normal retirement age or as a consequence of the transactions contemplated by this Agreement.

          (b) Assumed Employees. Schedule 4.17(b) is a list of employees of Sellers which Buyer shall employ effective as of the Closing Date, in accordance with Section 10.2 hereof (each employee listed on Schedule 4.17(b) shall be referred to individually as an “Assumed Employee” and collectively as “Assumed Employees”).

          (c) No Violation of Employee Contracts. To the Knowledge of Sellers, each Seller is not, nor is any employee of any Seller, in violation of any material term of any employment contract, non-competition agreement, or any other material contract or agreement or any restrictive covenant with, or any other common law obligation to, a former employer of such employee relating to the right of any such employee to be employed by Sellers because of the nature of the business conducted by Sellers’ Business or of the use of trade secrets or proprietary information of others. There are no pending or, to the Knowledge of Sellers, threatened, actions, suits, proceedings, or claims with respect to any contract, agreement, covenant, or obligation of the type referred to in the preceding sentence.

     4.18 Employee Benefit Plans. Except as set forth on Schedule 4.18:

          (a) All Employee Benefit Plans maintained by a Seller or to which a Seller is obligated to contribute are, and have in the past been, in all material respects maintained, funded and administered in compliance with ERISA and the Code, and other applicable law; no Plan subject to Title IV of ERISA has been terminated; no proceedings to terminate any Plan have been instituted under Subtitle C of Title IV of ERISA; no reportable event within the meaning of Section 4043 of Subtitle C of ERISA has occurred for any Plan maintained by a Seller; no Seller has withdrawn from a multi-employer plan (as defined in Section 4001(a) of ERISA); the consummation of the transactions contemplated hereby will not result in any withdrawal liability on the part of a Seller under a multi-employer plan; no Plan or Benefit Arrangement established or maintained by a Seller or to which a Seller is obligated to contribute has any “accumulated funding deficiency,” as defined in ERISA; and no Seller has incurred any liability to the Pension Benefit Guaranty Corporation with respect to any Plan. No Seller has engaged in any “prohibited transaction,” as defined in Section 406 of ERISA or in Section 4975 of the Code, with respect to any Plan.

          (b) Sellers have (i) filed or caused to be filed all returns and reports on the Plans that they are required to file, and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for Sellers with respect to the Plans have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Sellers or from any other Person with respect to the Plans that are or could become a Lien on any Purchased Asset or could otherwise adversely affect the Business or the Purchased Assets. Sellers have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations with respect to the Plans, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due. Sellers have furnished to Buyer true and complete copies of all documents setting forth the terms and funding of each Plan.

     4.19 Environmental Compliance. Except as set forth on Schedule 4.19:

          (a) Sellers have complied and are in material compliance with, and the Real Property is in material compliance with, all Environmental Laws with respect to the Business and no action of Sellers with respect to their other businesses has resulted or reasonably could be expected to result in a Lien on the Purchased Assets.

          (b) No Seller is a party to any litigation or administrative proceeding and, to the Knowledge of Sellers, no litigation or administrative proceeding is threatened against any Seller, which in either case: (i) asserts or alleges that Sellers violated any Environmental Laws with respect to the Business; (ii) asserts or alleges that Sellers with respect to the Business are required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials with respect to the Business; or (iii) asserts or alleges that Sellers are required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by Sellers with respect to the Business;

          (c) with respect to the period during which Sellers occupied any Real Property, and, to the Knowledge of Sellers with respect to the time before Sellers occupied any Real Property, no Person has caused or permitted Hazardous Materials to be stored, deposited, treated, recycled or disposed of on, under or at any Real Property owned, leased, used or occupied by Sellers which materials, if known to be present, would require cleanup, removal or some other remedial action under any Environmental Laws;

          (d) to the Knowledge of Sellers, there are not now, nor have there previously been, tanks or other facilities on, under, or at any Real Property owned, leased, used or occupied by Sellers with respect to the Business which contained Hazardous Materials which, if known to be present in soils or ground water, would require cleanup, removal or some other remedial action under Environmental Laws;

          (e) to the Knowledge of Sellers, there are no conditions existing currently which would subject Sellers with respect to the Business to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws;

          (f) Sellers, with respect to the Business, are not subject to any judgment, order or citation related to or arising out of any Environmental Laws and have not been named or listed as a potentially responsible party by any governmental body or agency in a matter related to or arising out of any Environmental Laws; and

          (g) Sellers with respect to the Business have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law.

     4.20 Health Care Matters.

          (a) As of the close of business on the Closing Date, Sellers, with respect to the Business, are certified for the participation in the Medicare and Medicaid programs in all relevant locations in South Carolina, and have the Medicare and Medicaid provider numbers listed on Schedule 1.7. Except as listed on Schedule 4.20, there are no claims, charges, arbitrations, grievances, actions, suits, proceedings, audits or investigations pending or threatened against any of the Medicare Assets.

          (b) Sellers hold all material permits and approvals of all governmental entities necessary to own, lease or operate all of the Purchased Assets, as appropriate, and to carry on the Business as now conducted. Sellers are in material compliance with: (i) all applicable laws, ordinances and regulations (including but not limited to those related to Medicare and Medicaid “fraud and abuse”); (ii) any court or administrative order or process, including, without limitation, those of the Centers for Medicare and Medicaid Services, Occupational Safety and Health Administration, EEOC, and National Labor Relations Board, and (iii) the terms of any permits. Except as set forth on Schedule 4.20, to the Knowledge of Sellers, no permits will be adversely impacted or affected by or as a result of the transactions contemplated hereby. True and complete copies of all permits have previously been provided to Buyer.

          (c) Sellers and their respective employees, agents, and contractors have not engaged in any activities which are prohibited under the federal anti-kickback statute or the Stark Law, 42 U.S.C. §§ 1320a-7b and 1395nn, respectively, or the regulations promulgated thereunder, or related or similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (i) knowing and willfully making or causing to be made any false statement or representation of a fact in any application for any benefit or payment; (ii) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; (iii) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to any to receive such remuneration (1) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by the Medicare or Medicaid programs, or (2) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, a lease or ordering any good, facility service, or item for which payment may be made in whole or in part by the Medicare or Medicaid programs; and (iv) billing for, accepting or making a referral prohibited under the Stark Law or the regulations promulgated thereunder, or related or similar state or local statutes or regulations. Sellers and, to the Knowledge of Sellers, Sellers’ employees and agents have conducted the Business in material compliance with the requirements of the Medicare and Medicaid programs, insofar as applicable, and of the applicable state laws, rules and regulations.

          (d) Each Seller is a participant in good standing with the Medicare and Medicaid programs, as applicable. Each Seller has timely filed all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs, as applicable, due on or before the date hereof, which are complete and correct. No validation review, program integrity review or other investigation related to Sellers or their operations has been conducted by any commission, board or agency, including, without limitation, the HHS Office of Inspector General, the U.S. Department of Justice, the South Carolina Attorney General, or any other applicable state’s Attorney General, in connection with any federal or state Medicare or Medicaid program, and, to the Knowledge of Sellers, no such reviews or investigations are scheduled, pending or threatened against or affecting Sellers or their operations or the consummation of the transactions contemplated hereby.

          (e) Sellers are in compliance with all applicable federal, state and local clinical standards, quality assurance program standards and records maintenance requirements, including, but not limited to, HIPAA.

     4.21 Affiliate Transactions. Except as provided on Schedule 4.21 hereto, no officer, director, partner or employee of Sellers, and no family member of any of the foregoing, has any contractual relationship with Sellers (other than as an employee) or any direct or indirect interest in any customer, supplier or competitor of Sellers, or in any other Person with whom Sellers are doing business or otherwise has an agreement, arrangement or understanding, written or oral, with Sellers, whether in existence as of the date hereof or proposed, other than the ownership of stock of publicly traded corporations that does not exceed one percent (1%) of the issued and outstanding stock of such corporation.

     4.22 Disputes with Customers and Vendors. Schedule 4.22 identifies with specificity all material unresolved disputes that Sellers have with any customers or vendors relating to the Business and the manner in which Sellers propose to resolve such disputes.

     4.23 Relations with Suppliers and Customers. To the Knowledge of Sellers, there is no fact, condition or event that would adversely affect Sellers’ relationship with any supplier or customer and, to the Knowledge of Sellers, no supplier or customer intends to terminate or materially reduce its relationship with the Business in the future or as a result of the consummation of the transactions contemplated hereby.

     4.24 Intangibles. No royalties, commissions, or fees are payable by Sellers to any Person by reason of the ownership or use of any intangible property now in effect, except as set forth in the Schedules attached hereto, and Sellers have no knowledge that any intangible property is being infringed by others. No claim that will have a material adverse effect on the business of Sellers is pending or, to the Knowledge of Sellers, threatened that the operation of Sellers’ Business or any method, process, part, or material that Sellers employ in the conduct of Sellers’ Business conflicts in any material way with, or infringes in any material way upon, any rights of the type enumerated hereinabove that are owned by others.

     4.25 Representation as to Branch Office Status of Mt. Pleasant. Sellers warrant and represent that Monica Entzminger at PGBA represented to them that PGBA used 9/1/04 as the effective date for the addition of the Mt. Pleasant branch in the information she is forwarding to the CMS Regional Office for issuance of the branch identification number.

     4.26 Representation as of the Closing Date. Sellers’ representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though such representations and warranties were made on and as of such time.

     4.27 Disclosure. No statement of fact by Sellers contained in this Agreement and no written statement of fact furnished or to be furnished by Sellers to Buyer pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as follows:

     5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. On the Closing Date, Buyer will be duly qualified to do business as a foreign corporation in each jurisdiction where the failure to so qualify would have a material adverse effect on the Business. Buyer has full corporate power to purchase the Purchased Assets pursuant to this Agreement.

     5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby from Buyer are within the corporate power of Buyer and have been duly authorized by all necessary corporate action by Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

     5.3 Absence of Conflicting Laws and Agreements. Except as set forth on Schedule 5.3, neither the execution, delivery or performance of this Agreement by Buyer in accordance with its terms, nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice or the lapse of time or both, or otherwise:

          (a) conflict with, result in a breach of, or constitute a default under, the certificate of incorporation or bylaws of Buyer, or any federal, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which Buyer is a party or by which Buyer or its assets is bound;

          (b) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency; or

          (c) require the consent of any Person under any material agreement, arrangement or commitment of any nature to which Buyer is a party to or by which it is bound.

     5.4 Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of, working for or representing Buyer as broker, finder, investment banker, financial advisor or in any similar capacity.

     5.5 Representation as of the Closing Date. Buyer’s representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though such representations and warranties were made on and as of such time.

     5.6 Disclosure. No statement of fact by Buyer contained in this Agreement and no written statement of fact furnished or to be furnished by Buyer to Sellers pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the statements herein or therein not misleading.

     5.7 No Litigation. No action, proceeding, investigation, regulation or legislation is pending or, to the knowledge of Buyer, threatened which seeks to enjoin, restrain or prohibit Buyer with respect to the consummation of the transactions contemplated hereby.

ARTICLE 6.

CERTAIN MATTERS PENDING THE CLOSING

     From and after the date of this Agreement and until the Closing (unless otherwise provided herein):

     6.1 Access. Buyer and its authorized agents, officers and representatives shall have reasonable access to the Purchased Assets to conduct such examination and investigation of the Business and the Purchased Assets as it deems reasonably necessary, provided that such examinations shall be during the Business’ normal business hours and shall not unreasonably interfere with the Business’ normal operations and activities.

     6.2 Notice of Adverse Changes. Pending the Closing, Sellers shall give Buyer prompt written notice of the occurrence of any of the following with respect to Sellers as it relates to the Business:

          (a) an Event of Loss involving individually or in the aggregate more than Fifty Thousand and No/100 ($50,000.00) Dollars;

          (b) the commencement or filing of any decree, judgment, order, proceeding or litigation at law or in equity, arbitration or other proceeding before any commission, agency or administrative or regulatory body or authority which involves any License or which could have a material adverse effect on the Business or the Purchased Assets, other than proceedings or litigation of general applicability to the home health care industry;

          (c) any material labor grievance, strike, request for union representation, controversy or dispute affecting the business or operations of the Business;

          (d) any violation or written notice of any alleged violation of any federal, state or local law, statute, ordinance, rule or regulation, or License;

          (e) any notice of breach, default, claimed default or termination of any material Contract or material Lease other than pursuant to its terms; or

          (f) any other actual or threatened material adverse developments with respect to the business or operations of the Business.

     6.3 Operations Pending Closing. From and after the date hereof and prior to the Closing, Sellers shall, with respect to the Business:

          (a) operate the Business in the ordinary course of business in accordance with past practices; and use commercially reasonable best efforts to preserve the present business organization intact, keep available the services of present officers and employees and preserve present business relationships with patients, governmental agencies, insurers, managed care organizations, suppliers, providers and others having business dealings with each Seller with respect to the Business;

          (b) operate the Business in accordance with the Licenses and applicable governmental requirements, laws, rules and regulations;

          (c) maintain the Equipment in good working order, ordinary wear and tear and usage excepted, and replace any of the Equipment which shall be worn out, broken, lost, stolen or destroyed, which Equipment would have been replaced in the ordinary course of business in accordance with past practices;

          (d) not sell, lease, mortgage, pledge, encumber, transfer, or otherwise dispose of any of the Purchased Assets, except for transactions in the ordinary and regular course of the operation of the Business;

          (e) not increase or otherwise change the rate or nature of the compensation (including wages, salaries and bonuses) which is paid or payable to any Person with respect to the Business, except pursuant to existing compensation and fringe benefit plans, practices and arrangements which have been disclosed to Buyer and not enter into, renew or allow the renewal of, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services;

          (f) except with Buyer’s prior written consent, not enter into, or become obligated under, any agreement or commitment on behalf of Sellers with respect to the Business, except for (i) agreements entered into in the ordinary and regular course of the operation of the Business, and (ii) those other agreements or commitments otherwise permitted under this Section 6.3; or change, amend, terminate or otherwise modify any material Contract, Lease, agreement or commitment except for those which terminate or expire by their own terms;

          (g) maintain in full force and effect policies of liability and casualty insurance of substantially the same type, character and coverage as the policies currently carried with respect to the Business;

          (h) not adopt, or commit to adopt, any Plan, Benefit Arrangement or other pension, profit sharing, deferred compensation or similar plan, program or trust on behalf of personnel of Sellers with respect to the Business, other than Sellers Employee Benefit Plans or any other such plan, program or trust currently maintained by Sellers with respect to the Business; or modify the existing Employee Benefit Plans;

          (i) promptly notify Buyer of any attempt or actual collective bargaining organizing activity with respect to any employees, and not enter into any collective bargaining agreement applicable to any employees of the Business;

          (j) follow Sellers’ usual and customary policy with respect to extending credit for sales of products or services and with respect to collecting accounts receivable arising from such extension of credit;

          (k) make reasonable commercial efforts to promote and advertise the Business and make expenditures therefore consistent with past practices and protect the business, business prospects and market share of the Business;

          (l) not compromise or settle any litigation to which any Seller is a party with respect to the Business;

          (m) perform in all material respects all Contracts and Leases in accordance with their terms and pay all accounts payable, liabilities and all other obligations of Sellers with respect to the Business when due unless being contested in good faith;

          (n) except as required by law or generally accepted accounting principles and disclosed to Buyer, maintain the books, records and accounts of Sellers with respect to the Business in the ordinary course of business consistent with past practice;

          (o) not enter into any transaction with an Affiliate with respect to the Business without the prior written consent of Buyer; and

          (p) not take or agree to take any action inconsistent with the representations and warranties of Sellers contained herein being true and correct as of the Closing Date in all material respects, or consummation of the Closing as contemplated by this Agreement.

     6.4 Consents. Sellers will use their good faith best efforts to obtain all consents and approvals from third Persons whose consent or approval is required pursuant to any Contract or Lease prior to the Closing Date, including the Lease Estoppel Letters and Certificate of Need and regulatory licensure approvals. All such consents and estoppels shall be in writing and in form and substance reasonably satisfactory to Buyer, and executed counterparts thereof will be delivered to Buyer promptly after receipt thereof, but in no event later than the Closing. In any case in which a necessary consent or approval has not been obtained at or prior to the Closing and in which Buyer has agreed to waive all conditions precedent to Buyer’s obligations in connection therewith, Sellers shall assist Buyer, at Buyer’s request, after Closing in every reasonable effort to obtain such consent or approval.

     6.5 Cooperation. Buyer and Sellers will cooperate in all respects in connection with:

          (a) securing any nongovernmental approvals, consents, and waivers of third parties listed on Schedule 6.5; and

          (b) giving notices to any governmental authority, or securing the permission, approval, determination, consent or waiver of any governmental authority, required by law in connection with the sale of the Purchased Assets, as set forth on Schedule 6.5.

     6.6 Release of Liens. Except for the Permitted Liens disclosed on Schedule 1.8, at or prior to the Closing, Sellers shall obtain the release of all Liens disclosed in the Schedules hereto and any other Liens on the Purchased Assets and shall duly file releases or terminations of all such Liens with each governmental agency or office in which any such Lien or evidence thereof shall have been previously filed.

     6.7 Tax Returns and Payments.

          (a) All Tax returns, estimates and reports required to be filed by Sellers with respect to the Business prior to the Closing Date or relating to periods prior to the Closing Date will be timely filed when due with the appropriate governmental agencies or extensions will have been granted; and

          (b) all Taxes (except property taxes not yet due and payable) pertaining to ownership of the Purchased Assets or operation of the Business prior to the Closing Date will be paid when due and payable unless protested in good faith.

     6.8 Public Announcement. No party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without prior approval of the other parties hereto, which shall not be unreasonably withheld, except as and to the extent that such party shall be obligated by law or regulation or, in the opinion of counsel to such party, disclosure to the public markets shall be required, in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

     6.9 Best Efforts. Without limiting the specific obligations of any party hereto under any agreement or covenant hereunder, each party hereto shall use reasonable best efforts to take all action and do all things necessary in order to consummate the transactions contemplated by this

Agreement, including, without limitation, satisfaction, but not waiver, of the closing conditions set forth in Article 7 and Article 8.

ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

     7.1 Compliance with Agreement. Sellers shall have performed and complied in all material respects with each of their obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing.

     7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, required to be taken by Sellers in connection with the performance of this Agreement, and all documents incident thereto, shall be complete in all material respects to the reasonable satisfaction of Buyer and Buyer’s counsel, and Sellers shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

     7.3 Representations and Warranties. The representations and warranties made by Sellers which are qualified in any respect as to materiality shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except for changes permitted or contemplated by this Agreement; all other representations and warranties made by Sellers in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except for changes permitted or contemplated by this Agreement.

     7.4 No Material Adverse Change. Between the date of this Agreement and the Closing, there shall have been no material adverse change in the financial condition or results of operation of Sellers with respect to the Business, nor any material adverse change in the condition of the Purchased Assets.

     7.5 Event of Loss. Between the date of this Agreement and the Closing, Sellers with respect to the Business shall not have sustained an Event of Loss which individually or in the aggregate would cost in excess of Fifty Thousand and No/100 ($50,000.00) Dollars to repair and which repair shall not have been completed on or prior to the Closing Date to Buyer’s reasonable satisfaction; provided, however, that Sellers may elect to extend the Closing for a reasonable period of time not to exceed sixty (60) days if necessary to complete such repairs. Notwithstanding the foregoing, if Buyer elects in its sole discretion to waive the condition precedent to Buyer’s obligations set forth in this Section 7.5 and proceed with the consummation of the transactions contemplated hereby, as permitted by this Article 7, Sellers shall have no further obligation to make any repairs due to such Event of Loss and shall have no further right to elect to extend the Closing due to such Event of Loss.

     7.6 Deliveries at Closing. Sellers shall have delivered or caused to be delivered to Buyer the documents, each properly executed and dated as of the Closing Date, required pursuant to Section 2.3(a).

     7.7 Other Documents. Sellers shall have delivered to Buyer such certificates and documents of Sellers and public officials as shall be reasonably requested by Buyer’s counsel to establish the existence and good standing of Sellers, and the due authorization of this Agreement and the transactions contemplated hereby by Sellers.

     7.8 Possession; Instruments of Conveyance and Transfer. Sellers shall have delivered to Buyer at the Closing such other documents as shall be effective to vest in Buyer good title to the Purchased Assets as contemplated by this Agreement.

     7.9 Approvals and Consents. There shall have been secured such permissions, approvals, determinations, consents and waivers as listed on Schedule 7.9, including the Lease Estoppel Letters.

     7.10 Governmental Consents. All authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, specifically including, but not limited to, approvals from state Certificate of Need agencies and, to the extent applicable, licensure departments, shall have been obtained and be in full force and effect.

     7.11 Absence of Investigations and Proceedings. There shall be no decree, judgment, order, or litigation at law or in equity, no arbitration proceedings, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority that is pending to which any Seller is a party with respect to the Business or to which the Business or the Purchased Assets are subject, including any with respect to condemnation, zoning, use or occupancy, which would materially adversely affect the ability of Buyer to operate the Business or to use the Purchased Assets in the same manner as operated and used by Sellers or would, in the reasonable judgment of Buyer, make it inadvisable to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, no action or proceeding or formal investigation by any Person or governmental agency shall be pending with the object of challenging or preventing the Closing and no other proceedings shall be pending with such object or to collect damages from Buyer on account thereof and for which Buyer is not indemnified hereunder. No action or proceeding shall be pending before any governmental body to revoke, modify in any material respect or refuse to renew any of the Licenses. No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.

     7.12 No Liens. On the Closing Date and simultaneously with the Closing, there shall not be any Liens on the Purchased Assets except Permitted Liens.

     7.13 Provider Numbers. Sellers shall have delivered to Buyer all agreements, contracts, filings authorizations and other documents or requirements of whatever nature which are necessary in order to enable Buyer to effectively receive necessary licenses, permits, exceptions to

Certificates of Need, and all Medicare and Medicaid licenses and provider numbers with respect to the Business.

Notwithstanding the above, if any of the conditions set forth in this Article 7 has not been satisfied, Buyer may in its sole discretion elect to proceed with the consummation of the transactions contemplated hereby.

ARTICLE 8.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

     Each and every obligation of Sellers to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

     8.1 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

     8.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Sellers and Sellers’ counsel, and Buyer shall have made available to Sellers for examination the originals or true and correct copies of all documents which Sellers may reasonably request in connection with the transactions contemplated by this Agreement.

     8.3 Representations and Warranties. The representations and warranties made by Buyer shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except for changes permitted or contemplated by this Agreement.

     8.4 Deliveries at Closing. Buyer shall have delivered or caused to be delivered to Sellers the documents, each properly executed and dated as of the Closing Date, required pursuant to Section 2.3(b). Buyer shall also have made the payments described in Section 2.2.

     8.5 Other Documents. Buyer shall have delivered to Sellers such certificates and documents of officers of Buyer and of public officials as shall be reasonably requested by Sellers’ counsel to establish the existence and good standing of Buyer and the due authorization of this Agreement and the transactions contemplated hereby by Buyer, including necessary and appropriate board of director resolutions of Buyer.

     8.6 Absence of Investigations and Proceedings. No action or proceeding or formal investigation by any Person or governmental agency shall be pending with the object of challenging or preventing the Closing, and no other proceedings shall be pending with such object or to collect damages from Sellers on account thereof.

     8.7 Governmental Consents. All material authorizations, consents or approvals of any and all governmental regulatory authorities shall have been obtained and be in full force and effect.

     8.8 Due Diligence Not Related to the Business. Buyer shall have delivered to Sellers all materials, documents, data of any kind, and all copies thereof (without regard to form of copy) in Buyer’s or its Affiliates’ possession related to Sellers or Affiliates of Sellers which do not relate specifically to the Business.

     Notwithstanding the above, if any of the conditions set forth in this Article 8 has not been satisfied, Sellers may nevertheless elect to proceed with the consummation of the transactions contemplated hereby.

ARTICLE 9.

INDEMNIFICATION

     From and after the Closing, the parties shall be indemnified as set forth below:

     9.1 Indemnification by Sellers. The Sellers shall each individually exculpate, indemnify and hold Buyer, Buyer’s employees, officers, directors and stockholders (collectively, “Buyer Indemnified Parties”) harmless from and against, and agree promptly to defend Buyer from and reimburse Buyer Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorney fees and other legal costs and expenses incurred in connection herewith or in the investigation of any claims made hereunder (“Claims”), incurred by any of Buyer Indemnified Parties that result from:

          (a) any breach or inaccuracy of any of the representations and warranties made by the Sellers in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by the Sellers at the Closing in accordance with the provisions of any Section hereof provided, Buyer makes a claim for indemnification within the applicable survival period set forth in Section 9.5 hereof;

          (b) any failure by the Sellers to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by the Sellers pursuant to this Agreement;

          (c) any Taxes (except property taxes not yet due and payable) accrued with respect to the periods prior to the Closing Date;

          (d) any liabilities (other than the Assumed Liabilities) claims or litigation matters which relate or are due to the conduct of the Business on or prior to the Closing Date or any Retained Liability; or

          (e) any suit, action or other proceeding brought by any governmental authority or Person arising out of, or in any way related to, any of the matters referred to in Sections 9.1(a)-(d).

     The amounts for which the Sellers shall be liable under Section 9.1 of this Agreement shall be net of any insurance proceeds paid to Buyer Indemnified Parties in connection with the facts giving rise to the right of indemnification.

     9.2 Indemnification by Buyer. Buyer shall exculpate, indemnify and hold Sellers and their employees, officers, directors and stockholders (collectively, “Seller Indemnified Parties”) harmless from and against, and agrees to promptly defend Seller Indemnified Parties from and reimburse Seller Indemnified Parties for, any and all Claims incurred by Seller Indemnified Parties that result from:

          (a) any breach or inaccuracy of any representations and warranties made by Buyer in or pursuant to this Agreement, or in any certificate or affidavit delivered by Buyer at the Closing in accordance with the provisions of any Section hereof; provided that Sellers make a claim for indemnification within the applicable survival period set forth in Section 9.5;

          (b) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Buyer pursuant to this Agreement;

          (c) the operation or ownership of the Business from and after the Closing Date; or

          (d) any suit, action or other proceeding brought by any governmental authority or Person arising out of, or in any way related to, any of the matters referred to in Sections 9.2(a)-(c).

     The amounts for which Buyer shall be liable under this Section 9.2 shall be net of any insurance proceeds paid to Sellers from its own insurance policies in connection with the facts giving rise to the right of indemnification.

9.3 Method of Asserting Claims.

          (a) The party seeking indemnification (the “Indemnitee”) will give prompt written notice to the other party or parties (the “Indemnitor”) of any Claim which it discovers or of which it receives notice after the Closing and which might give rise to a claim by it against Indemnitor under this Article 9, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize the right of any Indemnitee to indemnification, except to the extent that such failure shall have materially prejudiced the ability of the Indemnitor to defend such Claim. Subject to Indemnitor’s right to defend in good faith third party claims as hereinafter provided, the Indemnitor shall satisfy its obligations under this Article 9 within thirty (30) days after receipt of written notice thereof from the Indemnitee.

          (b) In case of any Claim or suit by a third party or by any governmental body, or any legal, administrative or arbitration proceeding with respect to which Indemnitor may have liability under the indemnity agreement contained in this Article 9, and which Indemnitor acknowledges is a Claim or demand for which it must indemnify or hold harmless Indemnitee under Section 9.1 or 9.2, or which may give rise to Buyer’s setoff rights under Section 9.4, Indemnitor shall be entitled to participate therein and, to the extent desired by it, to assume the defense thereof and to employ counsel reasonably acceptable to Indemnitee to defend any such Claim or demand asserted against the Indemnitee. After notice from Indemnitor to Indemnitee of the election so to assume the defense thereof, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense thereof following notice of such election. Indemnitee and Indemnitor will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, Claim or proceeding. If Indemnitor actually assumes the defense of Indemnitee, Indemnitee will not make any settlement of any Claim which might give rise to liability of Indemnitor under the indemnity agreements contained in this Section without the written consent of Indemnitor, which consent shall not be unreasonably withheld, if such settlement includes the unconditional release of Indemnitor, and Indemnitor shall not agree to make any settlement of any Claim which would not include the unconditional release of Indemnitee without the written consent of Indemnitee, which consent shall not be unreasonably withheld.

     9.4 Setoff Rights of Buyer. The Buyer shall have the following setoff rights for Claims otherwise allowed under Section 9.1, but only to the extent and on the terms set forth below in this Section 9.4:

          (a) Setoff Rights.

(1)	Note Setoff. The outstanding principal and interest due under the Note shall be subject to setoff by Buyer (the “Note Setoff”) in the amount of any actual damages incurred by Buyer within two (2) years after the Closing Date (the “Note Setoff Period”) as a direct result of any breach of any of the representations and warranties made by Sellers in or pursuant to this Agreement; provided, however, that should Buyer receive, and promptly provide evidence to Sellers of, a written and verifiable Claim from a third party within two (2) years after the Closing Date which if ultimately proven successful would directly result in a breach of any representation or warranty made by Sellers in or pursuant to this Agreement, the Note Setoff Period shall be extended from the date of Buyer’s receipt of such third party Claim until such time as the amount of any actual damages incurred by Buyer as a result of such breach shall be readily ascertainable.

(2)	Stock Setoff. The value of the Stock shall be subject to setoff by Buyer (the “Stock Setoff”) in the amount of any and all actual payments made to complainants within one (1) year after the Closing Date (the “Stock Setoff Period”) which occur as a direct result of: (i) any actual payment made to third party complainants from a Claim arising out of Sellers’ breach of the warranties or representations contained in Sections 4.12(a) of this Agreement; or (ii) any actual payments made to a governmental entity from a Claim arising from Sellers’ breach of the warranties or representations contained in Sections 4.13 or 4.20(d) of this Agreement; provided, that Buyer shall have first exhausted its rights under the Note Setoff before asserting its rights under the Stock Setoff.

          (b) Limitation on Claims for Asserting Setoff Rights. No setoff rights may be pursued by Buyer under (a)(1) or (a)(2) above unless the actual damages or third party payments upon which such right to setoff are based alone or in the aggregate total in excess of One Hundred Thousand and No/100 ($100,000.00) Dollars.

          (c) Method of Asserting Setoff Rights. In addition to the required procedures for asserting Claims set forth in 9.3 of this Agreement, in order for Buyer to exercise any right of setoff described in this Section 9.4, Buyer must first provide written notice to Sellers of such intent providing the nature, basis and amount thereof. In addition to such notice, Buyer shall simultaneously supply to Sellers all supporting documentation which evidences the actual damages incurred, or actual third party payments made, by Buyer, which Buyer seeks to setoff (such documentation may include, but not be limited to, any and all receipts, cancelled checks, banking statements or similar proof of payment) (such notice and accompanying documentation collectively referred to as, the “Setoff Notice”). Sellers shall have thirty (30) days after receipt of the Setoff Notice to notify Buyer that (1) the setoff is not permitted under the terms of this Agreement, and/or (2) the supporting documentation is insufficient to determine Buyer’s right to setoff (the “Dispute Notice”). Any dispute remaining between Buyer and Seller regarding Buyer’s right to setoff after a period of thirty (30) days from Buyer’s receipt of the Dispute Notice shall be resolved in accordance with the provisions of Section 11.15 of this Agreement.

     9.5 Survival of Representations. The representations and warranties made by Sellers and Buyer under this Agreement shall survive until the date that is two (2) years from the Closing Date, except that the representations and warranties set forth in Sections 4.12 (a), 4.13 and 4.20 (d) shall survive the Closing until the expiration of the relevant applicable statute of limitations.

     9.6 Limitation on Aggregate Claims. Except as otherwise provided in Section 9.4(b), no Claims may be asserted by Buyer pursuant to Section 9.1 until the aggregate amount of all such Claims of Buyer shall exceed Three Hundred Fifty Thousand and No/100 ($350,000.00) Dollars (the “Threshold Amount”), at which time Buyer shall be entitled to recover all amounts of Claims in excess of the Threshold Amount up to a maximum amount of Ten Million and No/100 ($10,000,000.00) Dollars.

     9.7 Remedies. Except as otherwise specifically provided in this Agreement, the foregoing indemnification provisions, absent fraud, are the sole and exclusive remedy any party may have for a breach of any representation or warranty hereunder.

ARTICLE 10.

FURTHER AGREEMENTS

     10.1 Assignment or Transfer of Note and Stock. At any time after the Closing, Sellers, without notice to, or the consent of, Buyer, may transfer or assign its right, title and interest in and to the Note and/or Stock to any third party; provided, however, that such transfer or assignment by Sellers shall in no manner affect the rights or obligations of Sellers and Buyer under the terms of this Agreement and upon any such transfer or assignment shall at all times be subject to the terms and provisions of this Agreement.

     10.2 Employee Matters.

          (a) As of the Closing Date, Buyer shall (i) offer employment to the Assumed Employees and continue the employment of all Assumed Employees at substantially equivalent rates of pay and working conditions as in effect at Closing, with the understanding that such employment shall be at will, and (ii) assume the obligation for accrued Paid Time Off associated with the Assumed Employees as of the Closing Date (“Accrued PTO”); provided, however, that the maximum obligation for the Accrued PTO assumed by Buyer hereunder shall not exceed the estimated Accrued PTO obligation as of the Closing Date of $140,000.00 (the “Maximum PTO Obligation”).

          (b) As soon as practicable after commencement of employment, Buyer shall make available to Assumed Employees all employee benefit plans, policies, and programs which Buyer otherwise makes available to its employees, on the same terms and conditions as generally apply to new employees hired by Buyer, except as otherwise provided in Section 10.2(c) below.

          (c) Buyer agrees with respect to the Assumed Employees to use commercially reasonable efforts: (i) to give such Assumed Employees full credit under Buyer’s employee benefit plans and Benefit Arrangements for periods of service with Sellers prior to Closing for all purposes for which such service was recognized under the Benefit Arrangements; (ii) to secure the consent of the insurers of welfare benefit plans to waive eligibility waiting periods and to allow Assumed Employees to immediately enroll in such welfare benefit plans if they so choose, subject to all otherwise applicable terms and conditions of coverage as generally applicable to new employees hired by Buyer; and (iii) to have insurers of welfare benefit plans waive any pre-existing condition requirement under such Plans.

          (d) Buyer does not and shall not assume any obligations or liability under any collective bargaining agreement currently in existence or which may come into existence prior to Closing.

          (e) Any notification required by any federal, state or local law governing mass layoffs or terminations, including, without limitation, the federal Worker Adjustment and Retraining Notification Act of 1988, shall be given by Sellers. Compliance with all such laws shall be Sellers’ sole responsibility and liability. Sellers shall indemnify, defend and hold Buyer harmless from and against all liabilities, claims and causes of action (including, without limitation, reasonable attorney fees and other legal costs and expenses) arising out of the violation, or alleged violation, of any such laws.

     10.3 Employment Agreements. At the Closing, Buyer shall enter into employment agreements with Gary Cooper and Roddy Urquhart in the form of the Employment Agreements attached hereto as EXHIBIT “E-1” and “E-2” respectively.

     10.4 Confidentiality.

          (a) Buyer agrees that prior to Closing, Buyer and its agents and representatives shall not use for its or their own benefit (except when required by law and except for use in connection with Buyer’s financing of the transaction and Buyer’s investigation of Sellers and the Purchased Assets in connection with this Agreement) and shall hold in strict confidence and not disclose: (i) any data or information relating to Sellers or the Business obtained from Sellers or any of their directors, officers, employees, agents or representatives in connection with this Agreement; or (ii) any data or information relating to the business, customers, financial statements, conditions or operations of the Business which is confidential in nature and not generally known to the public (clauses (i) and (ii) together, “Sellers’ Information”). If the transactions contemplated in this Agreement are not consummated for any reason, Buyer shall promptly return to Sellers all data, information and any other written material obtained by Buyer in connection with this transaction and any copies, summaries or extracts thereof, and shall refrain from disclosing any of Sellers’ Information to any third party or using any of Sellers’ Information for its own benefit or that of any other Person.

          (b) Sellers agree that Sellers and their agents and representatives shall not use for their own benefit (except when required by law and except for use in connection with their respective investigations and reviews of Buyer in connection with this Agreement), and shall hold in strict confidence and not disclose: (i) any data or information relating to Buyer or its Affiliates obtained from Buyer, or from any of its directors, officers, employees, agents or representatives, in connection with this Agreement; or (ii) any data and information relating to the business, customers, financial statements, conditions or operations of Buyer which is confidential in nature and not generally known to the public (clauses (i) and (ii) together, “Buyer’s Information”). If the transactions contemplated in this Agreement are not consummated for any reason, Sellers shall promptly return to Buyer all data, information and any other written material obtained by Sellers from Buyer in connection with this transaction and any copies, summaries or extracts, thereof and shall refrain from disclosing, and shall cause Sellers to refrain from disclosing, any of Buyer’s Information to any third party or using any of Buyer’s Information for its own benefit or that of any other Person.

          (c) Notwithstanding any other provision to the contrary herein, the provisions of this Section 10.4 shall survive the termination of this Agreement

          (d) Sellers shall retain ownership of all records for patients and operations of Sellers’ Business prior to the Closing Date. Subject to applicable law, Buyer and Sellers shall afford one another reasonable access to records of the Business as may be subsequently required for the purposes of audits, preparation of Tax returns, and compliance with court orders and subpoenas. Such reasonable access shall be afforded during regular business hours and upon reasonable notice at the other party’s principal places of business or at any location where such records are stored, and the party requesting access to records and information shall have the right, at its own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of the other party’s business and operations.

     10.5 Maintenance of Patient Files and Records. As Sellers are ceasing operation of the Business and transferring ownership of all Patient Medical Records (as defined below in this Section 10.5) to Buyer as part of the Purchased Assets, the Patient Medical Records have no value to Sellers. Buyer hereby agrees to except the sole responsibility for maintaining all Patient Medical Records in accordance with state and federal laws regarding the maintenance and confidentiality of medical records, including, but not limited to, the Physicians’ Patient Records Act, § 44-115-10 et seq. of the South Carolina Code of Laws, as amended, (the “Physicians’ Patient Records Act”) and the Health Insurance Portability and Accountability Act (“HIPAA”). Buyer agrees to maintain the Patient Medical Records in good condition, in a safe environment, reasonably free from risk of fire, flood or other disasters. In accordance with the Physicians’ Patient Records Act, the Buyer, with Sellers’ cooperation as needed, agrees to comply with the notice requirements set forth in § 44-115-130 of the South Carolina Code of Laws, as amended.

     10.6 Storage Facilities Leases. Sellers currently lease certain storage facilities in the State of South Carolina for use in the Business (collectively, the “Storage Facilities”) pursuant to those certain Storage Facilities leases, copies of which are attached hereto as Schedule 10.6, which each are expressly non-assignable by its terms (collectively, the “Storage Facilities Leases”). Buyer and Sellers each acknowledge that certain portions of the Patient Medical Records to be transferred to Buyer hereunder are located at the Storage Facilities. In concert therewith, Buyer and Sellers each agree that, at or as soon after Closing as is reasonably practicable, Sellers shall terminate the Storage Facilities Leases and Buyer shall enter into similar leases for the Storage Facilities on its own behalf. Sellers and Buyer each agree to use its best efforts to work in conjunction with the other to coordinate and facilitate the termination and execution of the Storage Facilities Leases as provided in this Section 10.6.

ARTICLE 11.

TERMINATION; MISCELLANEOUS

     11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as follows:

          (a) by mutual written agreement of Sellers and Buyer;

          (b) by Buyer if any of the conditions set forth in Article 7 of this Agreement shall not have been fulfilled by the Closing Date;

          (c) by Sellers if any of the conditions set forth in Article 8 of this Agreement shall not have been fulfilled by the Closing Date;

          (d) by Buyer or Sellers if the Closing has not occurred on or before March 1, 2005, or such other Closing Date as the parties may mutually agree in writing;

          (e) by Buyer, if Buyer is not then in material breach of this Agreement and Sellers are then in material breach of this Agreement, and such breach remains uncured within ten (10) days after receipt of written notice thereof from Buyer; or

          (f) by Sellers, if Sellers are not then in material breach of this Agreement and Buyer is then in material breach of this Agreement, and such breach remains uncured within ten (10) days after receipt of written notice thereof from Sellers.

     11.2 Rights on Termination. If this Agreement is terminated pursuant to Section 11.1 above then, except as otherwise provided herein, all further obligations of the parties under or pursuant to this Agreement shall immediately terminate without further liability of any party to the other; provided, however, that nothing in this Section 11.2 shall relieve liability or obligations hereunder of any party (the “Defaulting Party”) to the other party or parties on account of a breach of a covenant or agreement contained herein, or any misrepresentation or warranty contained herein by the Defaulting Party. In the case of such a breach or misrepresentation, in addition to any damages for which the Defaulting Party may be liable, the Defaulting Party shall reimburse the other party or parties for any expenses incurred by such party or parties in order to enforce its or their rights under this Agreement (including reasonable attorney fees and expenses). In addition, Buyer shall be entitled to pursue specific performance against Sellers (Sellers hereby acknowledging that the Purchased Assets are unique and that Buyer has no adequate remedy at law if Sellers breach this Agreement).

     11.3 Further Assurances. From time to time after the Closing Date, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions of this Agreement.

     11.4 Survival. The obligations to indemnify contained in Article 9 hereof, the agreements contained herein and, as limited by Section 9.5, the representations and warranties made in this Agreement or made pursuant hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement, and shall survive any independent investigation by Buyer or Sellers, and any dissolution, merger or consolidation of Buyer or Sellers and shall bind the legal representatives, assigns and successors of Buyer and Sellers.

     11.5 Entire Agreement; Amendment; and Waivers. This Agreement and the agreements required to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided.

     11.6 Expenses. Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation, drafting and execution of this Agreement and consummation of the transactions contemplated hereby.

     11.7 Benefit; Assignment. This Agreement shall be binding upon and shall inure to the benefit of and shall be enforceable by Buyer and Sellers and their respective proper successors and assigns. This Agreement (and any rights, obligation or liabilities hereunder) may not be assigned or delegated in whole or in part by Buyer without the prior written consent of Sellers; provided, however, that Buyer may assign in whole or in part its rights, obligations or liabilities hereunder to an Affiliate of Buyer or may make a collateral assignment thereof to any lender providing financing to Buyer in connection with the transactions contemplated hereby. Any such assignee of Buyer (other than a lender taking a collateral assignment) shall fully assume the obligation of Buyer hereunder.

     11.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given: (i) on the date of personal delivery to the other party; (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission; or (iii) when properly deposited for delivery by a nationally-recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested on the date that is two (2) days after the date set forth in the records of such delivery service or on the return receipt, and addressed as follows, unless and until any party notifies the others in accordance with this Section of a change of address or change of telecopy number:

If to Buyer:	Amedisys, Inc.
11100 Mead Road
Baton Rouge, Louisiana 70816
Attn: Mr. Gregory H. Browne, CFO
Telecopy No.: (225) 292-8163

With a copy to:	McKay, Lutgring & Cochran, LLC
732 North Boulevard
Baton Rouge, Louisiana 70802
Attn: Mr. Michael D. Lutgring, Esq.
Telecopy No.: (225) 214-1771

If to Sellers:	Winyah Health Care Group, LLC
1101 Church Street
Georgetown, South Carolina 29440
Attention: Mr. Gary Cooper
Telecopy No.: (843) 545-9614

With a copy to:	Nelsons Mullins Riley & Scarborough, LLP
Founders Centre, Suite 301
2411 North Oak Street
Myrtle Beach, South Carolina 29577
Attention: Thomas F. Moran, Esq.
email:tom.moran@nelsonmullins.com
Telecopy No.: (843) 448-3437

     11.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     11.10 Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

     11.11 No Reliance. Except for (i) any assignees permitted by Section 11.7 of this Agreement, and (ii) lenders providing financing for the consummation of the transactions contemplated by this Agreement:

          (a) no third party is entitled to rely on any of the representations, warranties and agreements of Buyer or Sellers contained in this Agreement; and

          (b) Buyer and Sellers assume no liability to any third party because of any reliance on the representations, warranties and agreements of Buyer or Sellers contained in this Agreement.

     11.12 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same, it being agreed that the agents of each party have participated in the preparation hereof.

     11.13 Saturdays, Sundays and Legal Holidays; Time is of the Essence. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day. Time is of the essence with respect to all matters in this Agreement.

     11.14 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of South Carolina, without regard to the conflict of law principles thereof.

     11.15 Arbitration. Any controversy, dispute or disagreement arising out of or relating to this Agreement, the breach thereof, or the subject matter thereof, shall be settled exclusively by binding arbitration, which shall be conducted in Georgetown, South Carolina in accordance with the AHLA Alternative Dispute Resolution Service Rules of Procedure for Arbitration, and which, to the extent of the subject matter of the arbitration, shall be binding not only on all parties to the Agreement, but on any Affiliate of such party to the extent that such Affiliate joins in the arbitration, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement under seal as of the day and year first above written.

“BUYER” AMEDISYS SC, L.L.C.

By:

Name:

Title:		(SEAL)

“SELLERS” WINYAH HEALTH CARE GROUP, LLC

By:

Name:	Gary C. Cooper

Title:	Manager	(SEAL)

WINYAH HOME HEALTH CARE-MIDLANDS, INC.

By:

Name:	Gary C. Cooper

Title:	President	(SEAL)

WINYAH HOME HEALTH OF THE LOWCOUNTRY, LLC

By:

Name:	Gary C. Cooper

Title:	Manager	(SEAL)

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WINYAH HOME HEALTH CARE OF THE GRAND STRAND, LLC

By:

Name:	Gary C. Cooper

Title:	Manager	(SEAL)

WINYAH HOME HEALTH CARE, INC.

Name:	Gary C. Cooper

Title:	President	(SEAL)

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